Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Second Quarter 2008 Operating Results

Adds $2.7 million to Reserves for Possible Loan Losses

Company Remains Well Capitalized and Financially Strong

Total Risk Based Capital of 14.1%

COSTA MESA, Calif., August 11, 2008 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the second quarter and six months ended June 30, 2008.

Overview

During the second quarter ended June 30, 2008, the Company recorded a net loss of $830,000, or $0.08 per diluted share, as compared to net income of $1.5 million, or $0.14 per diluted share, in the same quarter of 2007, a decline of $2.3 million. This decline was primarily attributable to a decrease of $1.3 million in net interest income and a $2.4 million increase in the provisions made for loan losses during the second quarter of this year. For the six months ended June 30, 2008, net income totaled $170,000, or $0.02 per diluted share, as compared to net income of $3.1 million, or $0.29 per diluted share, for the same six months of 2007. That decline was primarily attributable to (i) a decrease in net interest income of $2.2 million, or 14% and (ii) an increase in provision for loan losses of $3.2 million.

The decreases in net interest income were primarily due to declines in prevailing market rates of interest as a result of reductions in interest rates implemented by the Federal Reserve Board in response to the economic downturn. The increase in the provisions for possible loan losses were made by us in response to loan charge-offs of $2.9 million and an increase of $3.6 million in non-performing loans during the six months ended June 30, 2008, due primarily to the economic downturn and real estate loan crisis.

Despite the decrease in earnings and the increase in non-performing loans, at June 30, 2008, Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of $96 million, which represented 11.2% of the Bank’s total risk-based assets (total assets risk weighted between 0% and 100% pursuant to the regulatory classifications of assets) and, as a result, the Bank is rated as “well-capitalized” under Federal regulatory guidelines, which is the highest capital rating that a banking institution can earn.

Moreover, at June 30, 2008, those non-performing loans totaled $11.6 million, which was 1.5% of total loans outstanding, at June 30, 2008. Additionally, the provisions that we made for possible loans losses in the six months ended June 30, 2008 enabled us to increase our loan loss reserve to $7.1 million, which represented 0.89% of total loans outstanding and 61% of non-performing loans at June 30, 2008.

“The housing crisis has been prevalent in several of the markets in California for some time now, adversely affecting numerous banking institutions that chose to make subprime or 100% residential mortgage loans without regard to the ability of borrowers to repay their loans or construction loans under the presumption that the housing boom would last forever. We exited the single family wholesale mortgage market in June of 2005 and began curtailing single family construction loans beginning in January of 2007, choosing to redirect our lending activities to our core commercial clients. Even with our exit from single family residential construction lending, we were still compromised by a small number of

PMBC Earnings Release

August 8, 2008

such loans. Our management team is more than competent to continue growing the franchise and eliminating the few problems we have,” stated Raymond E. Dellerba, the Company’s President and Chief Executive Officer. “Please be assured we are operating with safe and sound principles and will continue providing you with the financial services you require and the service you deserve,” Mr. Dellerba continued.

Results of Operations

Net Interest Income. In this year’s second quarter, net interest income, a primary measure of bank profitability, decreased by $1.3 million, or 17%, to $6.5 million from $7.8 million in the second quarter of the prior year, due to a decrease in interest income of $2.8 million, or 15%, which was partially offset by a decrease of $1.4 million, or 14%, in interest expense in this year’s second quarter. In the six months ended June 30, 2008, net interest income decreased by $2.2 million, or 14% to $13.4 million in the six months ended June 30, 2008 from $15.6 million in the same six months of 2007. That decrease was due to a decline of $4.0 million, or 11%, in interest income, which was partially offset by a decrease in interest expense of $1.8 million, or 9%, in each case as compared to the same six months of 2007.

The decreases in interest income in the three and six months ended June 30, 2008, were due primarily to (i) a 325 basis points decline in the prime rate since September 18, 2007, primarily as a result of reductions in the federal funds rate implemented by the Federal Reserve Board in response to the economic downturn and (ii) to a lesser extent, increases in non-performing loans on which we ceased accruing interest income, partially offset by the effects on interest income of increases of $47 million and $51 million, respectively, in average loans outstanding, which generate higher yields than other earning assets. We used lower-yielding federal funds and proceeds from the sale of securities available for sale to fund those increases in loans.

The decreases in interest expense during the three and six month period ended June 30, 2008 were primarily attributable to the aforementioned decreases in prevailing market rates of interest, which enabled us to reduce interest rates on interest bearing deposits, partially offset by increases in the volume of interest-bearing deposits.

Due primarily to the decline in prevailing market rates of interest, our net interest margin decreased by 51 basis points to 2.41% in the three months ended June 30, 2008, from 2.92% in the same period of 2007, and 50 basis points to 2.49% in the six months ended June 30, 2008, from 2.99% in the same six months period ended June 30, 2007. These decreases in net interest margin also reflect timing difference in the impact that the declines in market rates of interest have on our interest income and interest expense. Those declines resulted in automatic decreases in the interest rates on our adjustable rate loans, whereas the impact of those declines on the interest we paid on deposits was more gradual as a result of the maturity schedule of our time certificates of deposit.

Non-interest Income. Non-interest income increased by $95,000, or 30%, to $410,000 in the second quarter of 2008, from $315,000 for the same period in 2007 due primarily to the increase of $87,000, or 44%, in service charges and fees charged on deposit account transactions. In the six months ended June 30, 2008 non-interest income increased by $1.2 million, or 182%, to $1.9 million from $668,000 in 2007, primarily as a result of (i) a $1.1 million gain recognized on sales of securities held for sale, which were made in this year’s first quarter as part of a repositioning of our securities available for sale portfolio in the overall asset/liability management of the Bank, and (ii) an increase of $112,000, or 29%, in service charges collected on deposit account transactions.

Non-interest Expense. In the three months ended June 30, 2008, non-interest expense increased by $301,000, or 6%, due to expenses of $348,000 incurred in connection with the acquisition and preparation for sale of other real estate owned (“OREO expense”). In the six months ended June 30, 2008, non-interest expense increased by $897,000, or 9%, primarily as a result of (i) $429,000 of OREO expense, (ii) an increase of $347,000 in salary and benefit expense and (iii) an increase of $182,000 in other or miscellaneous non-interest expenses. Primarily as a result of the decreases in net interest income and, to a lesser extent, those increases in non-interest expense, our efficiency ratios (non-interest expense as a percentage of total revenues from continuing operations) in the three and six months ended June 30, 2008 were 82% and 75%, respectively, as compared to 66% and 64% in the three and six months ended 2007, respectively.

Provision for Loan Losses. In order to increase our loan loss reserves, we made provisions for possible loan losses in the three and six months ended June 30, 2008 of $2.7 million and $3.8 million, respectively, as compared to $325,000 and $625,000 in the same respective periods of 2007. The increase in the provision for loan losses in this year’s second quarter was primarily the result of $2.3 million of net loan charge-offs recognized during the quarter. The increase

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PMBC Earnings Release

August 8, 2008

in the provisions made for possible loan losses in the six months ended June 30, 2008 was primarily in response to a combination of factors, consisting of (i) a $7.0 million increase in non-performing loans, (ii) an increase in net loan charge-offs of $2.4 million, (iii) an increase in average loans outstanding, and (iv) a worsening of economic conditions which increases the risk of future loan defaults by borrowers. As a result of the increases in the provisions made for loan losses, our loan loss reserve had increased to $7.1 million, or 0.89% of total loans outstanding, at June 30, 2008 from $6.1 million, or 0.81% at June 30, 2007, which we believe has strengthened our ability to absorb possible loan losses that might occur in the future without a material adverse impact on our capital position.

“We believe the actions that we have taken to increase our loan loss reserve increases the Bank’s ability to absorb any losses that might be incurred due to the current economic downturn,” said Nancy Gray, Executive Vice President and Chief Financial Officer. “While these increases have the effect of reducing profits, the Company and the Bank continue to be financially sound,” Ms. Gray added.

Balance Sheet Growth and Asset Quality

Total Assets. Total assets increased to $1.123 billion at June 30, 2008, from $1.120 billion at June 30, 2007, primarily as a result of an increase in total loans outstanding, which was partially offset by a reduction in federal funds sold which were used to fund those loans.

Liquidity. Our principal sources of liquidity, which represents the amounts that we have available to fund deposit withdrawals, repayments of short-term borrowings and the loans that we make, consist of primarily cash and cash equivalents, unpledged securities available for sale and payments we receive from borrowers on outstanding loans. Our cash and cash equivalents and unpledged securities available for sale totaled $121 million, or 10.8% of total assets, at June 30, 2008. To supplement those sources of liquidity, at June 30, 2008 we also had unused borrowings available under credit lines totaling $20 million. By comparison, cash and cash equivalents and unpledged securities available for sale totaled $207 million, or 18.5% of total assets, at June 30, 2007, due to our decision to increase our liquidity to ensure that we had funds to support the financial needs of our customers in response to economic indicators of a potential liquidity crunch in the market place.

Loans. At June 30, 2008, gross loans totaled nearly $800 million as compared to nearly $750 million at June 30, 2007. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at June 30, 2008 and June 30, 2007. As the table indicates, during the year ended June 30, 2008, we were able to reduce the volume of residential real estate mortgage loans and real estate construction loans in our loan portfolio, while increasing commercial business and commercial real estate loans:

	June 30, 2008		June 30, 2007
	Amount	Percent	Amount	Percent
	Unaudited
Commercial loans	$271,795	34.1%	$246,533	33.0%
Commercial real estate loans - owner occupied	175,728	22.0%	159,331	21.4%
Commercial real estate loans - all other	117,778	14.8%	100,151	13.4%
Residential mortgage loans - single family	62,565	7.9%	70,280	9.4%
Residential mortgage loans - multi-family	93,709	11.8%	93,536	12.5%
Construction loans	39,251	4.9%	52,119	7.0%
Land development loans	28,265	3.5%	18,029	2.4%
Consumer loans	7,707	1.0%	6,753	0.9%

Gross loans	$796,798	100.0%	$746,732	100.0%

Deposits and Other Interest Bearing Liabilities. Deposits decreased by $7 million, or 1%, to $761 million at June 30, 2008, from $768 million at June 30, 2007, primarily as a result of a $21 million, or 11%, decline in non-interest bearing deposits to $163 million at June 30, 2008, from $184 million at June 30, 2007, partially offset by a $38 million, or 9%, increase in certificate of deposits to $445 million at June 30, 2008, from $408 million at June 30, 2007. We believe that the decrease in non-interest bearing deposits was primarily the result of the slowdown in the economy.

Other borrowings, which consist primarily of Federal Home Loan Bank advances that are used to manage interest rate risk on fixed rate loans and provide us with a supplemental source of liquidity, increased by $19 million to a total of $245 million at June 30, 2008, from $226 million at June 30, 2007.

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PMBC Earnings Release

August 8, 2008

Other Real Estate Owned: At June 30, 2008, other real estate owned consisted of one single family residential property and one construction project, the sum of which represented 0.3% of our total assets at June 30, 2008, as compared to no other real estate owned at June 30, 2007. We have entered into a contract for the sale of the construction project, which is expected to close during the third quarter of 2008.

Cash Dividend and Share Repurchases. On March 14, 2008, we paid a one time cash dividend, in the amount of $0.10 per share, to our shareholders. The total dollar amount of that dividend was $1.049 million. There is no current plan to pay any additional dividends, at least until economic conditions improve, in order to retain cash for operations.

Pursuant to the Company’s previously announced stock repurchase program, during the six months ended June 30, 2008, we repurchased a total of 39,954 shares of our common stock in open market transactions, for an aggregate purchase price of $333,000, which includes 35,054 shares that we purchased in the three months ended June 30, 2008 for an aggregate purchase price of $290,000.

Capital and Capital Adequacy. At June 30, 2008, the Company’s total capital was $122 million, down from $128 million at June 30, 2007 primarily as a result of the payoff of $10 million junior subordinated debentures in the third quarter of 2007 and the cash dividend paid to shareholders in this year’s first quarter. Notwithstanding that decrease, however, the Company continued to be rated as “well-capitalized” under applicable regulatory capital guidelines at June 30, 2008. Primarily as a result of the payment of the first quarter dividend, the Company’s tangible book value per share at June 30, 2008 was $9.29, as compared to $9.36 at December 31, 2007.

Ms. Gray commented, “Federal Banking Regulatory Agencies, whose responsibility it is to protect depositors, recognize that a bank with substantial capital, generally in an amount that exceeds 8% of its total assets, is financially strong and able to protect its depositors and customers from economic downturns. The Company and the Bank had total capital to risk weighted assets of 14.1% and 11.2%, respectively, at June 30, 2008 and the Bank has been rated, under federal regulatory guidelines, as a “Well-Capitalized Institution” which is the highest capital that a banking institution can earn.

The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at June 30, 2008, as compared to the regulatory requirement that must be met to be rated as a well-capitalized institution.

	Actual At June 30, 2008		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$121,692	14.1%	N/A	N/A
Bank	95,977	11.2%	$86,018	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$114,324	13.2%	N/A	N/A
Bank	88,647	10.3%	$51,611	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$114,324	10.1%	N/A	N/A
Bank	88,647	7.9%	$56,020	At least 5.0%

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System and provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

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PMBC Earnings Release

August 8, 2008

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to, the following:

•

Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits.

•

Adverse changes in local or national economic conditions, which could lead to a decline in loan volume, a reduction in net interest income or an increase in loan defaults, any or all of which could result in declines in our net interest income and in our net income.

•

Changes in Federal Reserve Board monetary policies which directly affect prevailing market rates of interest and, therefore, could cause increases in our costs of funds and affect the willingness or ability of customers to borrow money, or decreases in interest rates we are able to charge on the loans we make, any of which could result in reductions in our net interest income and in our net income.

•

The risk that declines in real property values in Southern California will result in a deterioration in the performance of our loan portfolio, which could necessitate increases in the provisions we must make for possible loan losses, or would result in a reduction in loan demand, which would cause our net interest income and net income to decline.

•

The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risks that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California, could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations or make us less competitive, particularly with financial service businesses which are not subject to bank regulations.

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PMBC Earnings Release

August 8, 2008

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission. Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC Earnings Release

August 8, 2008

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Percent Change	2008	2007	Percent Change
Total interest income	$15,128	$17,892	(15.4)%	$31,032	$35,052	(11.5)%
Total interest expense	8,613	10,046	(14.3)%	17,632	19,435	(9.3)%

Net interest income	6,515	7,846	(17.0)%	13,400	15,617	(14.2)%
Provision for loan losses	2,741	325	743.4%	3,816	625	510.6%

Net interest income after provision for loan losses	3,774	7,521	(49.8)%	9,584	14,992	(36.1)%
Non-interest income
Service charges & fees on deposits	285	198	43.9%	497	385	29.1%
Gain on sale of securities	52	—	N/M	1,132	—	N/M
Net loss on sale of other real estate owned	(40)	—	N/M	(40)	—	N/M
Other non-interest income	113	117	(3.4)%	295	283	4.2%

Total non-interest income	410	315	30.2%	1,884	668	182.0%
Non-interest expense
Salaries & employee benefits	2,832	2,794	1.4%	6,122	5,775	6.0%
Occupancy and equipment	979	1,023	(4.3)%	1,945	2,006	(3.0)%
Other real estate owned	348	—	N/M	429	—	N/M
Other non-interest expense	1,535	1,576	(2.6)%	2,894	2,712	6.7%

Total non-interest expense	5,694	5,393	5.6%	11,390	10,493	8.5%

Income (loss) before income taxes	(1,510)	2,443	(161.8)%	78	5,167	(98.5)%
Income tax (benefit) expense	(680)	899	(175.6)%	(92)	2,029	(104.5)%

Net Income (loss)	$(830)	$1,544	(153.8)%	$170	$3,138	(94.6)%

Net income (loss) per share:
Basic	$(0.08)	$0.15		$0.02	$0.30
Diluted	$(0.08)	$0.14		$0.02	$0.29
Cash dividends per share	$—	$—		$0.10	$—
Weighted average shares outstanding (in thousands)
Basic	10,478	10,397		10,485	10,361
Diluted	10,478	10,682		10,642	10,690
Ratios from continuing operations(1)
ROA	(0.30)%	0.56%		0.03%	0.59%
ROE	(3.47)%	6.79%		0.35%	7.01%
Efficiency ratio	82.22%	66.08%		74.52%	64.43%
Net interest margin(1)	2.41%	2.92%		2.49%	2.99%

(1)	Ratios and net interest margin for the three months ended June 30, 2008 and 2007 have been annualized.

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PMBC Earnings Release

August 8, 2008

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share data)

(Unaudited)

	June 30,		Percent Increase/(Decrease)
	2008	2007
ASSETS
Cash and due from banks	$14,916	$18,161	(17.9)%
Fed funds sold	50,105	101,000	(50.4)%
Interest bearing deposits	198	198	0.0%
Investments	243,280	239,100	1.7%
Loans (net of allowance of $7,073 and $6,029, respectively)	789,530	740,541	6.6%
Investment in unconsolidated trust subsidiaries	682	837	(18.5)%
Other assets	23,986	19,836	20.9%

Total Assets	$1,122,697	$1,119,673	0.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$163,117	$183,742	(11.2)%
Interest bearing deposits
Interest checking	18,349	20,882	(12.1)%
Savings/money market	133,626	155,386	(14.0)%
Certificates of deposit	445,446	407,676	9.3%

Total interest bearing deposits	597,421	583,944	2.3%

Total deposits	760,538	767,686	(0.9)%
Other borrowings	244,718	225,683	8.4%
Other liabilities	6,756	7,618	(11.3)%
Junior subordinated debentures	17,527	27,837	(37.0)%

Total liabilities	1,029,539	1,028,824	0.1%
Shareholders’ equity	93,158	90,849	2.5%

Total Liabilities and Shareholders’ Equity	$1,122,697	$1,119,673	0.3%

Tangible book value per share(1)	$9.29	$9.08

Shares outstanding	10,478,289	10,410,262

(1)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

Average Balances	Year Ended June 30,
	2008	2007
	(In thousands)
Average gross loans*	$795,078	$743,647
Average earning assets	$1,077,251	$1,052,850
Average assets	$1,108,903	$1,081,004
Average equity	$96,521	$90,330
Average interest bearing deposits	$593,565	$558,879
* Excludes loans held for sale and allowance for loan loss (ALL).
Credit Quality Data (Dollars in thousands)	At June 30,
	2008	2007
Total non-accruing loans	$11,626	$4,560
Other Real Estate Owned	$3,407	$—

Total non-performing assets	$15,033	$4,560
90-day past due loans	$10,828	$3,998
Net charge-offs year-to-date	$2,869	$525
Allowance for loan losses	$7,073	$6,029
Allowance for loan losses/gross loans (excl. loans held for sale)	0.89%	0.81%
Allowance for loan losses/total assets	0.63%	0.54%

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